Exhibit 21


                          NPC International, Inc.
                           List of Subsidiaries



National Catering Company
Skipper's Inc.
 Seattle Restaurant Equipment Company
Romacorp, Inc.
 Roma Systems, Inc.
 Roma Franchising Corporation
 Roma Huntington Beach, Inc.
 Roma Fort Worth, Inc.